Exhibit 99.1

•MESTEK, INC.

260 North Elm Street, Westfield, MA 01085 (413) 568-9571 www.mestek.com

Contact: John E. Reed
(413) 568-9571

Westfield Massachusetts
August 15, 2005

Mestek today reported its second quarter 2005 results of operations:

MESTEK INC. (MCC)

EARNINGS DIGEST

Quarter ended June 30:	2005	2004

Revenues from Continuing Operations	$90,536,000	$86,434,000
Income (Loss) from Continuing Operations	1,598,000	(1,602,000)
Income from Operations of Discontinued Business (Omega-Flex spin-off)	1,734,000	1,135,000
Net Income (Loss)	$3,332,000	($467,000)
Basic and Diluted Earnings per Share:
Income (Loss) from Continuing Operations	$0.19	($0.18)
Income from Operations of Discontinued Business (Omega-Flex spin-off)	0.20	0.13
Net Income (Loss)	$0.39	($0.05)
Basic and Diluted Weighted Average Shares Outstanding	8,628,000	8,707,000
Six months ended June 30:

Revenues from Continuing Operations	$175,417,000	$168,949,000
Income (Loss) from Continuing Operations	1,483,000	(3,161,000)
Income from Operations of Discontinued Business (Omega-Flex spin-off)	3,188,000	2,366,000
Net Income (Loss)	$4,671,000	($795,000)
Basic and Diluted Earnings per Share:
Income (Loss) from Continuing Operations	$0.17	($0.36)
Income from Operations of Discontinued Business (Omega-Flex spin-off)	0.37	0.27
Net Income (Loss)	$0.54	($0.09)
Basic and Diluted Weighted Average Shares Outstanding	8,614,000	8,715,000

John E Reed, Chairman and CEO, indicated as follows:

The Company’s Income from Continuing Operations were up substantially in the quarter ended June 30, 2005 versus the quarter ended June 30, 2004 reflecting, most significantly, the elimination of substantial Subsidiary Bankruptcy Professional Fees which impacted the 2004 quarter heavily, the effect also of increased sales in the Company’s Metal Forming segment, and the effect of improved margins in certain HVAC products.

The Company’s Income from Discontinued Operations relates to the Company’s former subsidiary, Omega-flex, inc., which was successfully “spun-off” on July 29, 2005 and now trades on the NASDAQ national market under the symbol OFLX.